UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 12, 2019

ATHENEX, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38112	43-1985966
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1001 Main Street, Suite 600, Buffalo, New York		14203
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (716) 427-2950

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	ATNX	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01 Entry into a Material Definitive Agreement.

On December 12, 2019, Athenex, Inc. (the “Company”) entered into an exclusive license agreement (the “License Agreement”) with Guangzhou Xiangxue Pharmaceutical Co., Ltd. (“Xiangxue”) (together, the “Parties”), in which the Company granted Xiangxue exclusive rights to develop and commercialize certain licensed products for China, Hong Kong and Macau (the “Territory”), including (i) the Company’s oral formulations of encequidar with paclitaxel or irinotecan (e.g. oral paclitaxel and oral irinotecan), and (ii) Tirbanibulin (KX2-391, also known as KX-01) using ointment preparations, (the “Licensed Products”) for certain indications, including oncological and actinic keratosis indications, as well as other indications that the Company and Xiangxue mutually agree to pursue under the License Agreement. The License Agreement contains an option, exercisable by Xiangxue, for two additional product candidates which may be included under the License Agreement.

Under the terms and conditions of the License Agreement, the Company and Xiangxue will be jointly responsible for the development of Licensed Products in the Territory in their permitted fields of use and Xiangxue will be responsible for the commercialization of the Licensed Products in the Territory in their permitted fields of use. Xiangxue has agreed to pay the Company an upfront payment of $30 million, subject to the satisfaction of certain conditions. The Company may be eligible to receive future additional payments up to $170 million in the event defined development, sales and change of control milestones are achieved, and to receive tiered royalties at rates ranging from the low teens to low twenties based on annual net sales of Licensed Products in the Territory and a percentage of sublicensing revenue.

The License Agreement will continue until Xiangxue has no payment obligations under the License Agreement, unless terminated earlier in accordance with the terms of the License Agreement. The License Agreement may be terminated in its entirety upon the mutual agreement of the Parties, by Xiangxue for convenience upon requisite notice, or by either Party for material breach as set forth in the License Agreement. The License Agreement also will be terminated with respect to any Licensed Product for Xiangxue’s failure to meet agreed upon development milestones with respect to such Licensed Product.

The foregoing description of the License Agreement does not purport to be complete and is qualified in its entirety by reference to the License Agreement, a copy of which is filed as Exhibit 10.1 hereto and is hereby incorporated into this report by reference.

Item 7.01 Regulation FD Disclosure.

On December 16, 2019, Athenex, Inc. issued a press release to announce the entry into the License Agreement. This press release is filed as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1**	License Agreement between the Company and Guangzhou Xiangxue Pharmaceutical Co., Ltd. dated December 12, 2019

99.1	Press release dated December 16, 2019

**	The Company has filed a redacted version of the Agreement, omitting the portions of the Agreement (indicated by asterisks) which the Company desires to keep confidential.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATHENEX, INC.

Date: December 16, 2019	/s/ Randoll Sze
Name: Randoll Sze
Title: Chief Financial Officer